Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements of Stratasys, Inc. on Forms S-8 (333-116210 and 333-162830) of our report dated June 22, 2011 with respect to the consolidated financial statements for the year ended March 31, 2011 of Solidscape, Inc. which appear in this Form 8-K/A dated July 15, 2011.

/s/Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
June 30, 2011